SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 2, 2007 (July 30, 2007)
BROCADE COMMUNICATIONS SYSTEMS, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	000-25601 (Commission File Number)	77-0409517 (I.R.S. Employer Identification Number)
1745 Technology Drive
San Jose, CA 95110

(Address, including zip code, of principal executive offices)
(408) 333-8000

(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers
Item 9.01 Financial Statements and Exhibits
Exhibit Index
EXHIBIT 10.1
EXHIBIT 10.2

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.
Changes to Executive Officer Compensation and the Company’s Senior Leadership Compensation Plan
On July 30, 2007, following an extensive market comparison of compensation levels at peer companies led by an outside compensation consultant, the Compensation Committee (the “Committee”) approved certain market adjustments in compensation to the Company’s executive officers. Specifically, the Committee approved an increase in the annual base salary of: Michael Klayko, Chief Executive Officer, from $580,000 to $680,000; Richard Deranleau, Chief Financial Officer, Treasurer and Vice President, Finance, from $325,000 to $340,000; and Tejinder (TJ) Grewal, Vice President, Corporate Development, from $290,000 to $315,000. The salary increases are effective as of August 1, 2007.
The annual target incentives for each of Messrs. Deranleau and Grewal as well as Don Jaworski, Vice President, Product Development, and Ian Whiting, Vice President, Worldwide Sales, were also increased from 50% to 60%. As previously disclosed, the annual incentive target is subject to achievement of Company revenue and operating income/margin targets as reviewed by the Board of Directors and other Company and departmental financial, strategic and/or operational metrics as set forth in the Company’s Senior Leadership Compensation Plan.
The Company’s Senior Leadership Compensation Plan was also amended to reflect the above changes to the annual incentive targets. A copy of the Amended and Restated Senior Leadership Compensation Plan is attached hereto as Exhibit 10.1.
Equity Awards
On July 30, 2007, the Committee approved a long-term, performance-based equity incentive plan under the Company’s 1999 Stock Plan for the Company’s executive officers and other selected Company employees. The long-term incentive plan provides for the issuance of performance-

based restricted stock units, which represent a contingent right to receive one share of the Company’s common stock. The restricted stock units are subject to the Company’s performance compared to the Nasdaq-100 index over an initial 27-month performance period. The plan participants must also remain a service provider of the Company during the performance period.
Under the principle terms of the plan, executive officers and other plan participants would be entitled to receive restricted stock units representing up to an aggregate of 2.0% of the amount the Company’s market capitalization growth rate exceeds the growth rate of the Nasdaq-100 Index (the “Total Plan Pool”) for the performance period from August 1, 2007 to October 31, 2009, subject to certain adjustments. Specifically, Mr. Klayko would be entitled to receive up to 20% of the Total Plan Pool and each of Messrs. Deranleau, Grewal, Jaworski and Whiting would be entitled to receive up to 5% of the Total Plan Pool. The specific number of restricted stock units issuable to each plan participant will be determined at the end of the performance period; provided, however, that the Compensation Committee may reduce the number of restricted stock units issuable to plan participants in its sole discretion and, in any event, the maximum number of restricted stock units that may be issued pursuant to the July 30, 2007 restricted stock unit awards is subject to a cap of 1,500,000 shares for Mr. Klayko and 500,000 shares for each of Messrs. Deranleau, Grewal, Jaworski and Whiting.
A copy of the form of long-term, performance-based restricted stock unit agreement is attached hereto as Exhibit 10.2.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits
10.1	Amended and Restated Senior Leadership Plan.

10.2	Form of Long-Term, Performance-Based Restricted Stock Unit Agreement under the Company’s 1999 Stock Plan.

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BROCADE COMMUNICATIONS SYSTEMS, INC.
Dated: August 2, 2007	By:	/s/ Tyler Wall
Tyler Wall
General Counsel, Vice President and Secretary

Exhibit Index
10.1	Amended and Restated Senior Leadership Plan.

10.2	Form of Long-Term, Performance-Based Restricted Stock Unit Agreement under the Company’s 1999 Stock Plan.